UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2007

Internet America, Inc.
(Exact name of registrant as specified in its charter)

Texas	000-25147	86-0778979
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10930 W. Sam Houston Pkwy., N., Suite 200 HOUSTON, TX	77064
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 968-2500

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 15, 2007, Internet America, Inc. (the “Company”) issued a Promissory Note to William E. Ladin, Jr., the Company’s Chief Executive Officer, for $150,000. The note bears interest at 11.25% per annum payable monthly. The principal is due in full on the earlier to occur of July 1, 2008 or the sale of equity securities by the Company, subject to acceleration in certain events including a change in control and Mr. Ladin ceasing to be the Chief Executive Officer of the Company. The principal amount of the note is convertible into equity securities at the same rate and with the same terms as any sale by the Company of its equity securities in a financing. The note is unsecured.

On June 15, 2007, the Company issued a Promissory Note to Ambassador John N. Palmer, a Director of the Company, for $150,000 with the same terms as the note to Mr. Ladin, except that one of the events causing acceleration of the note is Ambassador Palmer ceasing to be a Director of the Company.

Item 4.01	CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

(b)    On June 21, 2007, the Audit Committee of the Board of Directors of the Company, following a review of the available alternatives, approved the engagement of PKF of Texas, LLP (“PKF”) as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2007.

During the Company’s fiscal years ended June 30, 2006 and 2005 and through June 21, 2007, the Company did not consult with PKF regarding either the application of accounting principles to a specified transaction (either completed or contemplated) or the type of audit opinion that might be rendered on the Company’s financial statements, and neither written nor oral advice was provided that was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue. During the Company’s fiscal years ended June 30, 2006 and 2005 and through June 21, 2007, the Company did not consult with PKF regarding any item that was either the subject of a disagreement or a reportable event as defined in Item 304 of Regulation S-B.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Promissory Note to William E. Ladin, Jr.
10.2	Promissory Note to Ambassador John N. Palmer

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNET AMERICA, INC.

By:	/s/ William E. Ladin, Jr.
William E. Ladin, Jr.
Chairman and Chief Executive Officer

Date: June 21, 2007

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